Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2016 RESULTS

FOURTH-QUARTER HIGHLIGHTS

•	Volumes of 2.4 million tons similar to the prior quarter, including Proppant Solutions volumes of 1.8 million tons up 5% sequentially

•	Revenues of $140.5 million up 4% sequentially, including Proppant Solutions revenues of $113.4 million up 10% sequentially

•	Completed primary equity offering in October 2016, generating net proceeds of $278 million

•	Retired $302 million of long-term debt through repurchases and prepayments

CHESTERLAND, Ohio, March 9, 2017 (GLOBE NEWSWIRE) – Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based product solutions, today announced results for the fourth quarter and full year ended December 31, 2016.

Fourth-Quarter 2016 Results

Fourth-quarter 2016 revenues were $140.5 million, up 4% from $134.8 million in the third quarter of 2016 and up 4% from $134.9 million in the fourth quarter of 2015. Overall volumes sold were 2.4 million tons for the quarter, similar to the third quarter of 2016 and an increase of 26% from 1.9 million tons in the fourth quarter of 2015.

For fourth-quarter 2016, the Company had a net loss of $19.9 million, or $(0.09) per diluted share, compared with a net loss of $20.6 million, or $(0.11) per diluted share, in the third quarter of 2016. Net loss for fourth-quarter 2015 was $90.8 million, or $(0.56) per diluted share.

Adjusted EBITDA for the fourth quarter of 2016 was $11.7 million, which excludes a gain on the repurchase of debt of $5.1 million (net of professional fees and deferred financing fee write-offs), asset impairments and other charges of $2.7 million, and non-cash stock compensation expense of $1.5 million. Professional fees of $1.2 million related to the fourth-quarter equity offerings have not been excluded from Adjusted EBITDA. In the third quarter of 2016, Adjusted EBITDA was a $4.9 million loss, which excludes $1.8 million of non-cash stock compensation expense, but $10.6 million in fees related to railcar renegotiations and an equity offering have not been excluded. In the fourth-quarter of 2015, Adjusted EBITDA totaled $4.7 million and excluded a $69.5 million non-cash impairment of goodwill and other assets, a $7.3 million loss on the disposal of assets, $0.3 million of other restructuring charges, and $2.7 million of income related to stock compensation forfeitures.

Full-Year 2016 Results

Full-year 2016 revenues were $535.0 million, compared with $828.7 million in 2015. Overall volumes sold in 2016 were 8.9 million tons, compared with 8.5 million tons in 2015. The reduction in revenues was due mainly to lower pricing and a mix shift within Proppant Solutions from coated proppants to raw frac sand.

Net loss for full-year 2016 was $140.2 million, or $(0.78) per diluted share, compared to a net loss of $92.1 million, or $(0.57) per diluted share, in 2015. The 2016 net loss includes $125.7 million in pre-tax expenses related to stock compensation, asset impairments, inventory write-offs, restructuring charges, a gain on the repurchase of debt (net of professional fees and the write-off of deferred financing fees), and other professional expenses. The after-tax impact of these charges is $81.6 million, or $0.50 per diluted share. The 2015 net loss included pre-tax expenses of $103.2 million related to stock compensation, goodwill and asset impairments and restructuring charges, which equate to $67.1 million after-tax, or $0.41 per diluted share.

The full-year Adjusted EBITDA loss for 2016 totaled $4.9 million compared to $138.1 million of Adjusted EBITDA in 2015. Adjusted EBITDA for 2016 does not exclude $10.3 million in inventory write-downs and $18.3 million in professional fees for cost reductions, railcar renegotiations and stock offering expenses.

“Market conditions improved in the fourth quarter, and we were pleased to see volume growth continue in our Proppant Solutions segment. We were particularly encouraged by the increase in demand for our value-added coated products,” said Jenniffer Deckard, President and Chief Executive Officer. “Another positive trend was our ability to sustain price increases both in the fourth quarter of 2016 and at the beginning of 2017. Yet we believe proppant pricing remains at unsustainably low levels. As demand increases to more closely align with supply, particularly for finer grades, we expect to continue to raise prices.”

Deckard added, “2016 presented challenging market conditions, but the entire Fairmount Santrol team continued to execute, innovate, and take actions throughout the year to enable us to manage through the downturn. We are encouraged by recent improvements in the energy markets we serve, even though some uncertainty still exists. We are very confident that the actions we have taken – to improve our cost structure and balance sheet, to strengthen and broaden our innovative product portfolio, and to enhance our extensive production and logistics network – have positioned the Company to perform well as the market recovers.”

Business Segments

Proppant Solutions Segment

For the fourth quarter of 2016, Proppant Solutions volumes were 1.8 million tons, an increase of 5% compared with the third quarter of 2016 and up 35% compared with the prior-year period. Raw frac sand volumes were 1.7 million tons, a 5% sequential increase and a 39% increase compared with the same period a year ago. Coated proppant volumes were 101,400 tons, a 5% increase compared with the third quarter of 2016 and an 11% decrease from the prior-year period.

Proppant Solutions revenues were $113.4 million in fourth-quarter 2016, a 10% increase compared with $103.1 million in the third quarter of 2016 and a 6% increase compared with $107.5 million in the fourth quarter a year ago. During the fourth quarter, average product price per ton across Proppant Solutions was 5% above third-quarter average product price levels, and was positively impacted by price increases that were initiated during the fourth quarter.

Proppant Solutions gross profit increased to $17.1 million, or 15.1% of sales, in the fourth quarter of 2016 compared to $6.4 million, or 6.2% of sales, in the third quarter of 2016. Gross profit for the segment in the fourth quarter of 2015 was $14.7 million, or 13.7% of sales.

In response to increased customer demand, the Company recently reopened its previously idled facilities in Maiden Rock, Wisconsin, and Brewer, Missouri. The Maiden Rock facility has a stated annual capacity of over 1.2 million tons of Northern White sand and is located adjacent to Class 1 rail lines with unit train capabilities. The Brewer facility has a stated annual capacity of approximately 1.0 million tons of Northern White sand and has nearby access to a transload facility that is also unit train capable. Following the reactivation of these two facilities, the Company’s total active stated annual frac sand capacity is approximately 11.9 million tons.

The Company also reopened its coating facility in Cutler, Illinois, during the first quarter of 2017, to meet increased customer demand for resin-coated products.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 587,000 tons in fourth-quarter 2016, down 12% from third-quarter 2016 and up 6% from the prior year’s fourth quarter. The decrease in sequential demand was impacted by typical seasonal factors including lower sports and recreational volumes and seasonal shutdowns in the foundry business. The increase in volumes over the prior-year period was driven by strong growth in the glass and building products business.

Revenues for the segment were $27.1 million in fourth-quarter 2016, a 14% decrease from $31.6 million in the third quarter and a 1% decrease from $27.5 million for the fourth quarter a year ago. The sequential decline in revenue was due in part to the seasonal slowdown noted above, along with a shift in industrial end markets. The decline from the prior-year period was due to a shift toward raw sand products.

Gross profit for the segment was $11.2 million, or 41.3% of sales, in fourth-quarter 2016, compared with $13.5 million, or 42.8% of sales, in the third quarter. Gross profit for the segment in the fourth quarter of 2015 was $10.7 million, or 39.0% of sales.

Balance Sheet and Other Information

For full-year 2016, net cash used by operating activities was $6.6 million, which was caused in large part by a weaker pricing environment and lower sales of high-margin resin products. Net cash provided by financing activities was $54.9 million, with proceeds of $439.6 million from two primary equity offerings partially offset by $216.0 million in debt repurchases at a discount and $166.8 million of debt repayments at par, for a total debt reduction of $382.8 million. Capital expenditures, including stripping costs, were $30.6 million for the year ended December 31, 2016.

As of December 31, 2016, cash and cash equivalents totaled $194.1 million, and total debt was $843.0 million, compared with $213.4 million of cash and cash equivalents and total debt of $1,144.1 million as of September 30, 2016.

Capital expenditures, including stripping costs, are expected to approximate $47 million to $50 million in 2017, which includes regular plant maintenance, terminal and production investments moving back to baseline levels, and in anticipation of future-period growth.

Outlook

Due to the volatility and ongoing uncertainty in the oil and gas markets, the Company will not provide sales and earnings guidance for 2017. However, in the first quarter of 2017 there are signs of continuing improvement in proppant volumes, mix and pricing.

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairments, and certain other income or expenses. The Company believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing costs or capital structure.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, March 9, 2017, at 10 a.m. Eastern Time to discuss the Company’s 2016 fourth-quarter and full-year financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or, for international callers, (647) 788-4901. The passcode for the call is 57952116. A replay will be available shortly after the call and can be accessed by dialing (800) 585-8367 or (416) 621-4642. The passcode for the replay is 57952116. The replay of the call will be available through March 16, 2017.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; loss of, or reduction in business from the Company’s largest customers or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; our ability to successfully develop and market new products, including Propel SSP®; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans, facility reactivation and cost reduction initiatives within our time and budgetary parameters; expectations regarding results of railcar contract renegotiations; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Investor contacts:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Matthew Schlarb

440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Source: Fairmount Santrol

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues	$140,531	$134,946	$535,013	$828,709
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)	112,248	109,488	459,714	608,845
Operating expenses
Selling, general and administrative expenses(A)	18,580	16,473	79,140	85,191
Depreciation, depletion and amortization expense	17,875	18,995	72,276	66,754
Goodwill and other asset impairments	2,494	76,833	93,148	87,476
Restructuring charges	—	263	1,155	9,221
Other operating expense (income)	(367)	1,635	8,899	1,357

Loss from operations	(10,299)	(88,741)	(179,319)	(30,135)
Interest expense, net	15,324	16,077	65,367	62,242
Gain on repurchase of debt, net	(5,110)	—	(5,110)	—
Other non-operating expense (income)	(5)	—	(10)	1,492

Loss before benefit from income taxes	(20,508)	(104,818)	(239,566)	(93,869)
Benefit from income taxes	(655)	(13,996)	(99,441)	(1,939)

Net loss	(19,853)	(90,822)	(140,125)	(91,930)
Less: Net income attributable to the non-controlling interest	52	9	67	205

Net loss attributable to Fairmount Santrol Holdings Inc.	$(19,905)	$(90,831)	$(140,192)	$(92,135)

Loss per share
Basic	$(0.09)	$(0.56)	$(0.78)	$(0.57)
Diluted	$(0.09)	$(0.56)	$(0.78)	$(0.57)
Weighted average number of shares outstanding
Basic	212,609	161,433	179,429	161,297
Diluted	212,609	161,433	179,429	161,297

(A) - Stock compensation expense included within selling, general, and administrative expenses.

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended December 31,
	2016	2015
	(in thousands)
Net loss	$(140,125)	$(91,930)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and depletion	67,614	62,218
Amortization	11,641	11,416
Reserve for doubtful accounts	1,851	1,968
Write-off of deferred financing costs	2,618	864
Gain on repurchase of debt, gross	(8,178)	—
Goodwill and other asset impairments	93,148	76,038
Non-cash restructuring charges	—	1,162
Inventory write-downs and reserves	10,302	1,591
Loss on sale of fixed assets	420	8,712
Unrealized loss on interest rate swaps	—	49
Deferred income taxes and taxes payable	(82,732)	20,983
Refundable income taxes	5,428	(26,506)
Stock compensation expense	8,870	4,525
Change in operating assets and liabilities:
Accounts receivable	(4,385)	127,718
Inventories	7,543	59,527
Prepaid expenses and other assets	11,496	23,234
Accounts payable	4,196	(38,698)
Accrued expenses	3,701	(6,877)

Net cash provided by (used in) operating activities	(6,592)	235,994

Cash flows from investing activities
Proceeds from sale of fixed assets	5,670	—
Capital expenditures and stripping costs	(30,597)	(113,750)
Earnout payments	(1,287)	—
Other investing activities	—	(250)

Net cash used in investing activities	(26,214)	(114,000)

Cash flows from financing activities
Payments on long-term debt	(10,840)	(13,532)
Prepayments on term loans	(155,926)	—
Repurchase of term loans	(216,000)	—
Fees for repurchase of term loans	(450)	—
Payments on capital leases and other long-term debt	(5,947)	(6,975)
Proceeds from option exercises	6,438	1,767
Proceeds from primary stock offering	439,556	—
Tax effect of stock options exercised, forfeited, or expired	(1,100)	(1,472)
Transactions with non-controlling interest	(842)	(301)
Other financing activities	—	(4,578)

Net cash provided by (used in) financing activities	54,889	(25,091)

Change in cash and cash equivalents related to assets classified as held-for-sale	1,376	(1,376)
Foreign currency adjustment	(876)	(964)

Increase in cash and cash equivalents	22,583	94,563

Cash and cash equivalents:
Beginning of period	171,486	76,923

End of period	$194,069	$171,486

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2016	December 31, 2015
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$194,069	$171,486
Accounts receivable, net	78,942	73,566
Inventories, net	52,650	70,494
Prepaid expenses and other assets	7,065	13,404
Refundable income taxes	21,077	26,506
Current assets classified as held-for-sale (includes cash, accounts receivable, inventories, and property, plant, and equipment)	—	4,218

Total current assets	353,803	359,674
Property, plant and equipment, net	727,735	870,997
Deferred income taxes	1,244	834
Goodwill	15,301	15,301
Intangibles, net	95,341	96,482
Other assets	9,486	10,961

Total assets	$1,202,910	$1,354,249

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$10,707	$17,385
Accounts payable	37,263	40,421
Accrued expenses	26,185	26,785
Current liabilities directly related to current assets classified as held-for-sale (includes accounts payable and accrued expenses)	—	934

Total current liabilities	74,155	85,525
Long-term debt	832,306	1,205,721
Deferred income taxes	7,057	89,569
Other long-term liabilities	38,272	33,802

Total liabilities	951,790	1,414,617
Equity
Common stock	2,422	2,391
Additional paid-in capital	297,649	776,705
Retained earnings	264,852	405,044
Accumulated other comprehensive loss	(19,002)	(17,693)
Treasury stock at cost	(294,874)	(1,227,663)
Non-controlling interest	73	848

Total equity (deficit)	251,120	(60,368)

Total liabilities and equity	$1,202,910	$1,354,249

Fairmount Santrol

Segment Reports

(unaudited)

					Three Months Ended September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015	2016
	(in thousands, except volume amounts)		(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,743,318	1,253,257	6,044,442	5,437,302	1,657,799
Coated proppant	101,429	114,414	370,491	766,456	96,532

Total Proppant Solutions	1,844,747	1,367,671	6,414,933	6,203,758	1,754,331
Industrial & Recreational Products	586,898	555,495	2,503,653	2,300,969	668,333

Total volumes	2,431,645	1,923,166	8,918,586	8,504,727	2,422,664

Revenues
Proppant Solutions	$113,439	$107,480	$416,144	$710,083	$103,140
Industrial & Recreational Products	27,092	27,466	118,869	118,626	31,635

Total revenues	140,531	134,946	535,013	828,709	134,775
Segment gross profit
Proppant Solutions	17,082	14,734	26,501	175,226	6,356
Industrial & Recreational Products	11,201	10,724	48,798	44,638	13,546

Total segment gross profit	28,283	25,458	75,299	219,864	19,902

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
	2016	2015	2016	2015	2016
	(in thousands)		(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net loss attributable to Fairmount Santrol Holdings Inc.	$(19,905)	$(90,831)	$(140,192)	$(92,135)	$(20,625)
Interest expense, net	15,324	16,077	65,367	62,242	16,175
Provision (benefit) for income taxes	(655)	(13,996)	(99,441)	(1,939)	(20,013)
Depreciation, depletion, and amortization expense	17,875	18,995	72,276	66,754	17,759

EBITDA	12,639	(69,755)	(101,990)	34,922	(6,704)
Non-cash stock compensation expense(1)	1,504	(2,655)	8,870	4,525	1,799
Goodwill and other asset impairments(2)	2,494	69,545	93,148	80,188	—
Restructuring charges(3)	—	263	—	9,221	—
Loss on disposal of fixed assets(4)	—	7,288	—	7,915	—
Write-off of deferred financing costs(5)	2,618	—	2,618	864	—
Gain on repurchase of debt(6)	(8,178)	—	(8,178)	—	—
Transaction expenses(7)	450	—	450	—	—
Other charges(8)	180	—	180	465	—

Adjusted EBITDA	$11,707	$4,686	$(4,902)	$138,100	$(4,905)

(1) Represents the non-cash expense for stock-based awards issued to our employees and outside directors.

(2) Non-cash charges in 2016 are associated with the impairment of mineral reserves and other long-lived assets. The fourth quarter of 2015 included a $69.2 million impairment of goodwill in the Proppant Solutions segment.

(3) Expenses associated with restructuring activities and plant closures, including pension withdrawal, severance payments, and other liabilities. We no longer reflect cash charges related to restructuring as an adjustment to EBITDA in 2016 results.

(4) Includes losses related to the sale and disposal of certain assets in property, plant, and equipment.

(5) Represents the write-off of deferred financing fees in relation to term loan repurchases in 2016; and the amendment of our Revolving Credit Facility in 2015.

(6) Gain related to the discount on term loan repurchases.

(7) Expenses associated with term loan repurchases.

(8) Loss on the curtailment of a pension plan in 2016 and cash payment associated with an audit of our Employee Stock Bonus Plan in 2015.